Exhibit 99.(4)(j)

Sub-Advisory Agreement

Agreement dated as of May 27, 2008, between UBS Global Asset Management (Americas) Inc. (“UBS Global AM”), a Delaware corporation, and Pzena Investment Management, LLC, a Delaware limited liability company  (“Sub-Adviser”) (the “Agreement”).

Recitals

(1)         UBS Global AM has entered into a Management Agreement dated April 1, 2006 as amended August 1, 2006 (“Management Agreement”) with UBS PACE Select Advisors Trust (“Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), with respect to the UBS PACE Large Co Value Equity Investments (“Portfolio”);

(2)         UBS Global AM desires to retain the Sub-Adviser to furnish certain investment advisory services to UBS Global AM and the Portfolio or a designated portion of the assets (“Segment”) of the Portfolio; and

(3)         The Sub-Adviser is willing to furnish such services;

Now, therefore, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.          Appointment.  UBS Global AM hereby appoints the Sub-Adviser as an investment Sub-Adviser with respect to Portfolio or Segment for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.          Duties as Sub-Adviser.

(a)         Subject to the supervision and direction of the Trust’s Board of Trustees (the “Board”) and review by UBS Global AM, and any written guidelines adopted by the Board or UBS Global AM, the Sub-Adviser will provide a continuous investment program for the Portfolio or Segment, including investment research and discretionary management with respect to all securities and investments and cash equivalents in the Portfolio or Segment.  The Sub-Adviser will determine from time to time what investments will be purchased, retained or sold by the Portfolio or Segment.  The Sub-Adviser will be responsible for placing purchase and sell orders for investments and for other related transactions for the Portfolio or Segment.  The Sub-Adviser understands that the Portfolio’s assets need to be managed so as to permit the Portfolio to meet the regulated investment company asset diversification requirements of Subchapter M of the Internal Revenue Code, as amended (“Code”).  Pursuant to such asset diversification requirements, (1) at the close of each quarter of the Portfolio’s taxable year, at least 50% of the value of the Portfolio’s or the Segment’s total assets must be represented by cash and cash items, US government securities, securities of other RICs and other securities that are limited, in respect of any one issuer, to an amount that does not exceed 5% of the value of the Portfolio’s or the Segment’s total assets and that does not represent more than 10% of the issuer’s outstanding voting securities; and (2) at the close of each quarter of the Portfolio’s taxable year, not more than 25% of the value of the Portfolio’s or the Segment’s total assets may be invested in securities (other than US government securities or the securities of other RICs) of any one issuer or in two or more controlled issuers in the same or similar or related trades or businesses or in the securities of certain publicly traded partnerships.

The Sub-Adviser will provide services under this Agreement in accordance with the Portfolio’s investment objective, policies and restrictions as stated in the Trust’s currently effective registration statement under the 1940 Act, and any amendments or supplements thereto (“Registration Statement”).  The Sub-Adviser, on each business day, shall provide UBS Global AM and the Trust’s custodian such information as UBS Global Americas and the Trust’s custodian may reasonably request relating to all transactions concerning the Portfolio or Segment.

(b)        The Sub-Adviser agrees that it will not consult with any other Sub-Adviser (“Other Sub-Adviser”) for the Trust or Portfolio concerning any transaction by the Portfolio or Segment in securities or other assets, including (i) the purchase by the Portfolio or Segment of a security issued by the Other Sub-Adviser, or an affiliate of the Other Sub-Adviser, to the Trust or Portfolio except as permitted by the 1940 Act or (ii) transactions by the Portfolio or Segment in any security for which the Other Sub-Adviser, or its affiliate, is the principal underwriter.

(c)         Unless otherwise instructed by UBS Global AM or the Trust, the Sub-Adviser agrees that it will be responsible for voting proxies of issuers of securities and respond to all corporate actions for securities held by the Portfolio or Segment.  The Sub-Adviser further agrees that it will adopt written proxy voting procedures that shall comply with the requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended (“Advisers Act”) (“Proxy Voting Policy”), and that shall be acceptable to the Board.  Sub-Adviser shall exercise such voting rights and monitor such corporate actions in accordance with Sub-Adviser’s Proxy Voting Policy, as the same may be amended from time to time.  UBS Global AM acknowledges that there may be times when refraining to vote a proxy may be appropriate under such Proxy Voting Policy.   In addition, UBS Global AM acknowledges and agrees that Sub-Adviser shall not have any responsibility to initiate, consider or participate in any bankruptcy, class action or other litigation against or involving any issue of securities held in or formerly held in the Portfolio or Segment or to advise or take any action on behalf of UBS Global AM with respect to any such actions or litigation.  Sub-Adviser will forward any important information received by it about such actions to UBS Global AM.

The Sub-Adviser shall also provide its Proxy Voting Policy, and if requested by UBS Global AM, a summary of such Proxy Voting Policy for inclusion in the Trust’s registration statement, and will provide UBS Global AM with any material amendment to the Proxy Voting Policy within a reasonable time after such amendment has taken effect.  The Sub-Adviser further agrees that it will provide the Board on or before August 1st of each year, or more frequently as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period ending June 30, or such other period as the Board may designate, in a format that shall comply with the 1940 Act and that shall be acceptable to the Board.

(d)        Subject to any other written instructions of UBS Global AM or the Trust, the Sub-Adviser is hereby appointed UBS Global AM’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Adviser shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Portfolio or Segment, provided that, the Sub-Adviser’s actions in executing such documents shall comply with federal regulations, all other federal laws applicable to registered investment companies and the Sub-Adviser’s duties and obligations under this Agreement and the Trust’s governing documents.

(e)         The Sub-Adviser agrees that, in placing orders with brokers, it will obtain the best net result in terms of price and execution; provided that, on behalf of the Portfolio or Segment, the Sub-Adviser may, in its discretion, use brokers who provide the Sub-Adviser with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Portfolio or Segment, and the Sub-Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Sub-Adviser’s determining in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Sub-Adviser to the Portfolio or Segment and its other clients and that the total commissions paid by the Portfolio or Segment will be reasonable in relation to the benefits to the Portfolio over the long term. In no instance will portfolio securities be purchased from or sold to UBS Global AM or the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.  The Sub-Adviser may aggregate sales and purchase orders of the assets of the Portfolio or Segment with similar orders being made simultaneously for other accounts advised by the Sub-Adviser or its affiliates.  Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Portfolio or Segment and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account. UBS Global AM recognizes that in some cases this procedure may adversely affect the results obtained for the Portfolio or Segment.

Subject to the Sub-Adviser’s obligations to seek best execution, UBS Global AM agrees that the Sub-Adviser, in its sole discretion, may place transactions on behalf of the Portfolio and the Trust with any broker-dealer deemed to be an affiliate of the Sub-Adviser (the “Affiliated Broker-Dealers”) so long as such transactions are effected in conformity with the requirements (including any applicable exemptions and administrative interpretations set forth in Part II of the Sub-Adviser’s Form ADV Registration Statement on file with the Securities and Exchange Commission (“Form ADV”)) of Section 11(a)(1)(H) of the Securities Exchange Act of 1934, and in compliance with Rules 17e-1 or 10f-3 under the 1940 Act or other applicable rules and the Trusts policies and procedures thereunder.  In all such dealings, the Affiliated Broker-Dealers shall be authorized and entitled to retain any commissions, remuneration or profits which may be made in such transactions and shall not be liable to account for the same to UBS Global AM, the Portfolio or the Trust.

UBS Global AM further authorizes the Sub-Adviser and its Affiliated Broker-Dealers to execute agency cross transactions (the “Cross Transactions”) on behalf of the Portfolio and the Trust.  Cross Transactions are transactions which may be effected by the Affiliated Broker-Dealers acting for both the Portfolio or the Trust and the counterparty to the transaction.  Cross Transactions enable the Sub-Adviser to purchase or sell a block of securities for the Portfolio or the Trust at a set price and possibly avoid an unfavorable price movement that may be created through entrance into the market with such purchase or sale order.  As such, the Sub-Adviser believes that Cross Transactions can provide meaningful benefits for the Portfolio and the Trust and its clients generally.  UBS Global AM, the Portfolio and the Trust should be aware, however, that in a Cross Transaction an Affiliated Broker-Dealer will be receiving commissions from both sides of the trade and, therefore, there is a potentially conflicting division of loyalties and responsibilities.  Sub-Adviser shall effect such Cross Transactions in compliance with Rule 206(3)-2 under the Advisers Act and any other applicable provisions of the federal securities laws and shall provide UBS Global AM with periodic reports describing any such agency cross transactions.

(f)         The Sub-Adviser shall maintain separate detailed records of all matters pertaining to the Portfolio or Segment, including, without limitation, brokerage and other records of all securities transactions.  Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request.  The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(g)        At such times as shall be reasonably requested by the Board or UBS Global AM, the Sub-Adviser will provide the Board and UBS Global AM with economic and investment analyses and reports as well as quarterly reports setting forth the performance of the Portfolio or Segment and make available to the Board and UBS Global AM any economic, statistical and investment services that the Sub-Adviser normally makes available to its institutional or other customers.

(h)        In accordance with procedures adopted by the Board, as amended from time to time, the Sub-Adviser is responsible for assisting in the fair valuation of all portfolio securities and will use its reasonable efforts to arrange for the provision of a price(s) from one or more parties independent of the Sub-Adviser for each portfolio security for which the custodian does not obtain prices in the ordinary course of business from an automated pricing service.

The Sub-Adviser also will provide such information or perform such additional acts as are reasonably and customarily performed by a Sub-Adviser and may be required for the Trust or UBS Global AM to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act of 1933, as amended (the “Securities Act”), and any rule or regulation thereunder.

3.          Further Duties.  In all matters relating to the performance of this Agreement, the Sub-Adviser will act in conformity with the Trust’s Trust Instrument, By-Laws and Registration Statement, the Trust’s policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Adviser (together, the “Trust Compliance Procedures”) and with the written instructions and written directions of the Board and UBS Global AM; and will comply with the applicable requirements of the 1940 Act, the Advisers Act, and the rules under each, the Code, and all other applicable federal and state laws and regulations applicable to the Trust and the Portfolio. UBS Global AM agrees to provide to the Sub-Adviser copies of the Trust’s Trust Instrument, By-Laws, Registration Statement, Trust’s Compliance Procedures, written instructions and directions of the Board and UBS Global AM, and any amendments or supplements to any of these materials as soon as practicable after such materials become available; provided, however, that the Sub-Adviser’s duty under this Agreement to act in conformity with any document, instruction or guideline produced by the Trust or UBS Global AM shall not arise until it has been delivered to the Sub-Adviser.  Any changes to the objectives, policies and restrictions will make due allowance for the time within which the Sub-Adviser shall have to come into compliance.  UBS Global AM further agrees to identify to the Sub-Adviser in writing any broker-dealers that are affiliated with UBS Global AM (other than UBS Financial Services Inc. and UBS Global Asset Management (US) Inc.).

In order to assist the Trust and the Trust’s Chief Compliance Officer (the “Trust CCO”) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Adviser shall provide to the Trust CCO:  (i) direct access to the Sub-Adviser’s chief compliance officer (the “Sub-Adviser CCO”), as reasonably requested by the Trust CCO; (ii) quarterly reports confirming that the Sub-Adviser has complied with the Trust Compliance Procedures in managing the Portfolio or Segment; and (iii) quarterly certifications that there were no Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) that arose under the Trust Compliance Procedures that related to the Sub-Adviser’s management of the Portfolio or Segment.

The Sub-Adviser shall promptly provide the Trust CCO with copies of:  (i) the Sub-Adviser’s policies and procedures for compliance by the Sub-Adviser with the Federal

Securities Laws (together, the “Sub-Adviser Compliance Procedures”), and (ii) any material changes to the Sub-Adviser Compliance Procedures.  The Sub-Adviser shall cooperate fully with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Board on the operation of the Sub-Adviser Compliance Procedures, and shall promptly report to the Trust CCO any Material Compliance Matter arising under the Sub-Adviser Compliance Procedures involving the Portfolio or Segment.  The Sub-Adviser shall provide to the Trust CCO:  (i) quarterly reports confirming the Sub-Adviser’s compliance with the Sub-Adviser Compliance Procedures in managing the Portfolio or Segment, and (ii) certifications that there were no Material Compliance Matters involving the Sub-Adviser that arose under the Sub-Adviser Compliance Procedures that affected the Portfolio or Segment.  At least annually, the Sub-Adviser shall provide a certification to the Trust CCO to the effect that the Sub-Adviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Adviser with the Federal Securities Laws.

The Sub-Adviser will provide UBS Global AM with information (including information that is required to be disclosed in the Trust’s registration statement) with respect to the portfolio managers responsible for the Portfolio or Segment and any changes in the portfolio managers responsible for the Portfolio or Segment.

The Sub-Adviser will promptly notify UBS Global AM of any pending investigation, material litigation, administrative proceeding or any other significant regulatory inquiry.

The Sub-Adviser will cooperate promptly and fully with UBS Global AM and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Portfolio or UBS Global AM brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC).

4.          Expenses.  During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its services under this Agreement.  The Sub-Adviser shall not be responsible for any expenses incurred by the Trust, the Portfolio or UBS Global AM.

Upon request by UBS Global AM, Sub-Adviser agrees to reimburse UBS Global AM or the Trust for costs associated with generating and distributing any supplement or amendment to the Prospectuses or SAIs for any Fund (“Supplement”) when the Sub-Adviser is given a copy of a draft of such Supplement and fails to promptly disclose to the Adviser facts then known to the Sub-Adviser or its personnel that would require disclosure (or amendments to disclosure) in the Fund’s Prospectuses or SAIs in time for such disclosure or amendments to disclosure to be included in such Supplement.  The Sub-Adviser shall bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control of the Sub-Adviser.

5.          Compensation.

(a)         For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, UBS Global AM, not the Portfolio, will pay to the Sub-Adviser a fee, computed daily and payable monthly, at an annual rate of 0.70% of the Portfolio’s average daily net assets of the Portfolio or Segment (computed in the manner specified in the Management Agreement) on the first $25 million, 0.50% of the average daily net assets of the Portfolio or Segment (computed in the manner specified in the Management Agreement)  on the next $75 million, 0.40% of the average daily net assets of the Portfolio or Segment (computed in the manner specified in the Management Agreement) on the next $200 million and 0.35% of the average daily net assets of the Portfolio or Segment (computed in the manner specified in the Management Agreement) above $300 million; and at an annual rate of 1.00% of the Portfolio’s average daily net assets of the Portfolio or Segment (computed in the manner specified in the Management Agreement) if the total market value is less than $10 million with a minimum annual fee of $35,000 and a maximum annual fee of $70,000, and will provide the Sub-Adviser with a schedule showing the manner in which the fee was computed.  If the Sub-Adviser is managing a Segment, its fees will be based on the value of the assets of the Portfolio within the Sub-Adviser’s Segment.

(b)        The fee shall be computed daily and payable monthly to the Sub-Adviser on or before the last business day of the next succeeding calendar month.

(c)         For those periods in which UBS Global AM has agreed to waive all or a portion of its management fee, UBS Global AM may ask the Sub-Adviser to waive the same proportion of its fees, but the Sub-Adviser is under no obligation to do so.  If the Sub-Adviser elects not to waive its fees or any portion thereof, such election will not be deemed a breach of this Agreement.

(d)        If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

6.          Limitation of Liability.

(a)         The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio, the Trust or its shareholders or by UBS Global AM in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  Sub-Adviser shall not be liable for any loss incurred by reason of any act or omission of UBS Global AM, a custodian or any broker-dealer, unless such act was directly caused by the negligence, bad faith or willful misfeasance of the Sub-Adviser.

(b)        In no event will the Sub-Adviser have any responsibility for any other portfolio of the Trust, for any portion of the Portfolio not managed by the Sub-Adviser or for the acts or omissions of any Other Sub-Adviser to the Trust or Portfolio.

In particular, in the event the Sub-Adviser shall manage only a Segment of the Portfolio, the Sub-Adviser shall have no responsibility for the Portfolio’s being in violation of any applicable law or regulation or investment policy or restriction applicable to the Portfolio as a whole or for the Portfolio’s failing to qualify as a regulated investment company under the Code, if the securities and other holdings of the Segment of the Portfolio managed by the Sub-Adviser are such that such Segment would not be in such violation or fail to so qualify if such Segment were deemed a separate series of the Trust or separate “regulated investment company” under the Code, unless such violation was due to the Sub-Adviser’s failure to comply with written guidelines adopted by the Board or UBS Global AM and provided to the Sub-Adviser.

7.          Representations of Sub-Adviser.  The Sub-Adviser represents, warrants and agrees as follows:

(a)         The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify UBS Global AM of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)        The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide UBS Global AM and the Board with a copy of such code of ethics, together with evidence of its adoption.  Within fifteen days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of the Sub-Adviser shall certify to UBS Global AM that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of UBS Global AM, the Sub-Adviser shall permit UBS Global AM, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and all other records relevant to the Sub-Adviser’s code of ethics.

(c)         The Sub-Adviser has provided UBS Global AM with a copy of its Form ADV as most recently filed with the Securities and Exchange Commission (“SEC”) and promptly will furnish a copy of all amendments to UBS Global AM at least annually.

(d)        The Sub-Adviser will notify UBS Global AM of any change of control of the Sub-Adviser, including any change of its general partners or 25% shareholders or 25% limited partners, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Sub-Adviser, in each case prior to or promptly after such change.

(e)         The Sub-Adviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Trust, the Portfolio, UBS Global AM or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of UBS Global AM.

(f)         The Sub-Adviser hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings to any person or entity other than the UBS Global AM, the Trust’s custodian, or other persons expressly designated by UBS Global AM.

8.          Representations of UBS Global AM.  UBS Global AM represents, warrants and agrees as follows:

(a)         UBS Global AM is registered as an investment adviser with the Securities and Exchange Commission under the Advisers Act;

(b)         UBS Global AM is a corporation duly organized and validly existing under the laws of the State of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)         The execution, delivery and performance by UBS Global AM of this Agreement are within UBS Global AM’s powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of UBS Global AM for the execution, delivery and performance by UBS Global AM of this Agreement, and the execution, delivery and performance by UBS Global AM of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) UBS Global AM’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon UBS Global AM;

(d)         UBS Global AM and the Trust have duly entered into the advisory agreement pursuant to which the Trust authorized the UBS Global AM to enter into this Agreement; and

9.          Independent Contractor.  Except as expressly stipulated in section 2(d) of this Agreement or as otherwise authorized in writing by either UBS Global AM or the Trust,

in the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for, bind, or represent UBS Global AM  or the Trust in any way or otherwise be deemed an agent of UBS Global AM  or the Trust.  Nothing contained in this section or Section 2(d) of this Agreement will relieve Sub-adviser of its fiduciary obligations to UBS Global AM, the Trust or its shareholders pursuant to the 1940 Act, Advisers Act or any other relevant statute.

10.        Services Not Exclusive.  The Sub-Adviser may act as an investment adviser to any other person, firm or corporation, and may perform management and any other services for any other person, association, corporation, firm or other entity pursuant to any contract or otherwise, and take any action or do anything in connection therewith or related thereto, except as prohibited by applicable law; and no such performance of management or other services or taking of any such action or doing of any such thing shall be in any manner restricted or otherwise affected by any aspect of any relationship of the Sub-Adviser to or with the Trust, Portfolio or UBS Global AM or deemed to violate or give rise to any duty or obligation of the Sub-Adviser to the Trust, Portfolio or UBS Global AM except as otherwise imposed by law or by this Agreement.

11.        Duration and Termination.

(a)         This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Portfolio’s outstanding voting securities; unless UBS Global AM has authority to enter into this Agreement pursuant to exemptive relief from the SEC without a vote of the Portfolio’s outstanding voting securities.

(b)        Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Portfolio.

(c)         Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Portfolio on 30 days’ written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, by UBS Global AM: (i) upon 120 days’ written notice to the Sub-Adviser; (ii) immediately upon material breach by the Sub-Adviser of any of the representations, warranties and agreements set forth in Paragraph 7 of this Agreement; or (iii) immediately if, in the reasonable judgment of UBS Global AM, the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub-Adviser or other circumstances that could adversely affect the Portfolio.  The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on 120 days’ written notice to UBS Global AM. This Agreement will terminate automatically in the event of its assignment or upon termination of the Management Agreement. Notwithstanding the foregoing, this Agreement shall not terminate in the event the new Investment Management and Administration Agreement described in the UBS PACEsm  Select Advisors Trust Proxy Statement dated May 15, 2008 (the “New Agreement”) is approved by shareholders and the Management Agreement (as defined herein)  is automatically terminated.  Upon effectiveness of the New Agreement, all references to “Management Agreement” herein shall refer to the New Agreement.

12.        Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.  No amendment of this Agreement shall be effective until approved (i) by a vote of a majority of the Independent Trustees, and (ii) if the terms of this Agreement shall have changed, by a vote of a majority of the Portfolio’s outstanding voting securities (except in the case of (ii), pursuant to the terms and conditions of the SEC order permitting it to modify the Agreement without such vote).

13.        Governing Law.  This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

14.        Confidentiality.  The Sub-Adviser will treat as proprietary and confidential any information obtained in connection with its duties hereunder, including all records and information pertaining to the Portfolio or Segment and its prior, present or potential shareholders.  The Sub-Adviser will not use such information for any purpose other than the performance of its responsibilities and duties hereunder.  Such information may not disclosed except after prior notification to and approval in writing by the Portfolio or Segment or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities.

UBS Global AM will treat as proprietary and confidential any information obtained in connection with this Agreement, including all records and information pertaining to the Portfolio or Segment.  Such information may not be disclosed except after prior notification to and approval in writing by the Sub-Adviser or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities.  Such information may also be disclosed to the Board, counsel or third party service providers in the ordinary course of business.

15.        Use of Name.

(a)  It is understood that the names UBS and PACE or any derivative thereof or logo associated with that name is the valuable property of UBS Global AM and/or its affiliates, and that Sub-Adviser has the right to use such name (or derivative or logo) only with the approval of the UBS Global AM and only so long as the UBS Global AM is Manager to the Trust and/or the Portfolio.

(b)  It is understood that the name Pzena Investment Management, LLC or any derivative thereof or logo associated with those names, are the valuable property of the Sub-Adviser and its affiliates and that the Trust and/or the Fund have the right to use such names (or derivative or logo) in offering materials of the Trust with the approval of the Sub-Adviser and for so long as the Sub-Adviser is a Sub-Adviser to the Fund.  Upon termination of this Agreement, the Company shall forthwith cease to use such names (or derivatives or logo).

16.        Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell” and “security” shall have the same meanings as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.  This Agreement may be signed in counterpart.

17.        Notices.  Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser or UBS Global AM upon receipt of the same at their respective addresses set forth below.  All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or a similar means of same delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein).  All notices provided to UBS Global AM will be sent to the attention of the General Counsel.  All notices provided to the Sub-Adviser will be sent to the attention of William L. Lipsey, Pzena Investment Management, LLC, 120 West 45th Street, New York, NY 10036.

In witness whereof, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

UBS Global Asset Management (Americas) Inc.
51 West 52nd Street
New York, NY 10019
Attest:

By:	/s/Eric Sanders	By:	/s/Caren Cunningham
	Name: Eric Sanders		Name: Caren Cunningham
	Title: Director & Associate General Counsel		Title: Executive Director & Senior Associate General Counsel

Pzena Investment Management, LLC

Attest:

By:	/s/Michelle Houck	By:	William L. Lipsey
	Name: Michelle Houck		Name: William L. Lipsey
	Title: Assistant General Counsel		Title:Managing Principal